Exhibit 8.3

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

March 11, 2016

VBI Vaccines Inc.

222 3rd Street, Suite 2241

Cambridge, Massachusetts 02142

Ladies and Gentlemen:

We have acted as counsel for VBI Vaccines Inc. (the “Company”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 26, 2015, as amended on December 17, 2015 (the “Merger Agreement”) among SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (“SciVac”), Seniccav Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of SciVac (“Sub”), and the Company and (ii) the preparation and filing of the related Registration Statement on Form F-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of SciVac (together with Sub) and the Company delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times, (iii) the representations made and to be made by the Company pursuant to the Representation Letters are true, accurate and complete as of the date hereof and will remain true, accurate and complete at all times up to and including the Effective Time, (iv) the representations made and to be made by SciVac (together with Sub) are true, accurate and complete as of the date hereof and will remain true, accurate and complete at all times up to and including the Effective Time, (v) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of SciVac, Sub or the Company or similarly qualified are and will be true, complete and correct without such qualification and (vi) the Company, SciVac, Sub and their respective subsidiaries will treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by SciVac and the Company referred to above.

7477249.1/46910-00003	11377 West Olympic Boulevard, Los Angeles, California 90064-1683 Phone: (310) 312-2000 Fax: (310) 312-3100 Website: www.msk.com

March 11, 2016 Page 2

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger, it is the opinion of Mitchell Silberberg & Knupp that (1) the Merger should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the Merger should not result in gain being recognized by U.S. holders (as that term is defined in the Registration Statement) under Section 367(a) of the Code upon the exchange of VBI common stock for SciVac common shares in the merger (other than by a U.S. holder who is a “five-percent transferee shareholder” within the meaning of the rules under Treasury Regulations Section 1.367(a)-3(c) and who does not file the agreement with the Internal Revenue Service as described in Treasury Regulations Section 1.367(a)-3(c)(l)(iii)(B)).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP